(Logo)	World Headquarters 15350 Vickery Drive Houston, TX 77032 Elijio Serrano Chief Financial Officer 281-618-3665
NEWS RELEASE

FOR IMMEDIATE RELEASE
Thursday November 3, 2005

EGL, Inc. Reports Diluted EPS of $0.40
Operating Income Increased 39%

HOUSTON, November 3, 2005 – EGL, Inc. (NASDAQ: EAGL) announced that diluted earnings per share for the third quarter of 2005 increased 18% to $0.40 compared to $0.34 in the third quarter of 2004.  Diluted earnings per share of $0.34 for last year’s third quarter included a $0.06 per share gain from the sale of the Company’s interest in TDS (excluding this gain, earnings per share in last year’s third quarter were $0.28).  Gross revenues increased 8% to $780 million for the quarter ended September 30, 2005 compared to $719 million in the same quarter of 2004.

Q3 Financial Highlights
• Net revenues increased 9% over the prior year to $247 million on positive activity across all geographic areas;
• Net revenue margins improved sequentially by 140 basis points to 31.7% in the third quarter of 2005 compared to 30.3% in the second quarter of 2005;
• Operating income as a percent of net revenues improved to 13.4% compared to 10.5% in the third quarter of 2004;
• Net cash flow provided by operating activities increased significantly to $77 million compared to a use of cash from operating activities of $15 million in the third quarter of 2004;

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Free cash flow for the nine months ended September 30, 2005 was $137 million, on working capital improvements. (Free cash flow is defined as net cash flow from operating activities of $170 million less $33 million of capital expenditures).

	Three Months Ended		Nine Months Ended
	09/30/05	09/30/04	09/30/05	09/30/04
$ thousands (except EPS)
Gross revenues	$ 779,507	$ 719,417	$ 2,261,427	$ 1,941,285
% change	+ 8%		+ 16%

Net revenues	$ 246,960	$ 225,925	$ 696,888	$ 635,737
% change	+ 9%		+ 10%
Net revenue margin	31.7%	31.4%	30.8%	32.7%

Operating income	$ 33,044	$ 23,825	$ 67,770	$ 53,033
Net income	$ 19,232	$ 16,575	$ 39,099	$ 37,988
Diluted EPS	$ 0.40	$ 0.34	$ 0.78	$ 0.79

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EGL Chief Executive Officer Jim Crane commented, “Our quarterly results were bolstered by a very strong September.  We remain focused on three key areas:  (1) improving yields by focusing on profitable accounts and enhancing certain business that does not generate margins we believe to be appropriate for the services we provide, (2) eliminating operational inefficiencies through process improvements, and (3) increasing cash flow from operations.  We are seeing the impact of the actions we initiated earlier this year on recovery of fuel costs, phasing out of marginally profitable accounts, reducing our cost structure, improving our profitability in Europe and Canada, and improving our working capital management.  The efforts of all our employees are contributing nicely toward our goals of improving profitability and enhancing shareholder value.”

Gross revenues increased 8% over the third quarter of 2004 to $780 million, reflecting a 10% increase in airfreight revenues and a 10% increase in customs brokerage and logistics, partially offset by a 2% decrease in ocean revenues.  Gross revenues outside North America increased 12% due to the higher volumes from Asia and higher fuel costs that were passed on to our customers.

Net revenues of $247 million in the third quarter of 2005 increased by 9% from the same quarter last year.  Net revenue margins of 31.7% improved by 30 basis points over the third quarter of 2004, due to improvements in ocean and logistics net revenue margins.

In the third quarter of 2005 operating income increased 39% to $33.0 million, as compared to the third quarter of 2004, while operating expenses increased by only 6% to $214 million.

Non-operating income of $380,000 in the third quarter of 2005 decreased significantly from the same quarter last year as the third quarter of last year included a gain of $5.4 million from the sale of the Company’s interest in TDS.

Third quarter 2005 operating income of $33.0 million was a record high for the Company.  Operating income as a percent of net revenue for the third quarter of 2005 was 13.4% compared to 10.5% in the third quarter of 2004.

Stock Repurchase Program and Dutch Auction Tender Offer

Total cash, restricted cash and short-term investments increased to $143 million at September 30, 2005 compared to $111 million at December 31, 2004.  During the second and third quarters of 2005, the Company repurchased 4.97 million shares of its common stock in the open market for $94 million.

In addition to these share repurchases, the Company also completed a modified “Dutch Auction” self-tender offer to purchase up to 9,615,000 million shares of its common stock on October 4, 2005. In the tender offer, the Company purchased 8,085,958 shares at a per share purchase price of $26.00 for a total of $210.2 million.  After this repurchase, 39,237,972 shares remained outstanding.  The Company financed the tender offer with the use of cash on hand and borrowings of $196 million under both a new $300 million line of credit facility and a $100 million bridge loan that was refinanced by the issuance of $100 million of floating rate senior secured notes due in October 2012.

Fourth Quarter of 2005 Earnings Guidance

EGL expects diluted earnings per share in the range of $0.38 to $0.42 for the fourth quarter of 2005 compared to $0.26 in the fourth quarter of last year.

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Earnings Conference Call

EGL, Inc. plans to host a conference call for shareholders and the investing community on November 3, 2005 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the quarter ended September 30, 2005.  The call can be accessed by dialing (719) 457-2600, access code 8045306 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live webcast on the Company's website, www.eaglegl.com, on the Investor Relations page.  An audio replay will be available until Friday, November 18, 2005 at (719) 457-0820, access code 8045306.

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Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics.  EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2004 revenues exceeding $2.7 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company’s shares are traded on the NASDAQ National Market under the symbol “EAGL”.

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CAUTIONARY STATEMENTS

The statements in this press release (and statements in the conference call referred to above) regarding projected revenue growth, profitability and earnings per share (including guidance), growth opportunities, yield improvement, increased efficiencies, improvements in operating and financial systems, effective tax rates, our ability to pass-through fuel costs, expected insurance recoveries, stock repurchases, and other statements which are not historical facts, are forward looking statements.  Such statements involve risks and uncertainties including, but not limited to, general economic conditions, risks associated with operating in international markets, the results of litigation, the timing and effects of any improvements in the regions and industry sectors in which the Company’s customers operate, construction of new facilities and other infrastructure improvements, ability to manage and continue growth, competition, ability to renegotiate customer contracts and other factors detailed in the Company's 2004 Form 10-K  and other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.   The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$ 779,507	$ 719,417	$ 2,261,427	$ 1,941,285
Cost of transportation	532,547	493,492	1,564,539	1,305,548
Net revenues	246,960	225,925	696,888	635,737
Operating expenses:
Personnel costs	129,349	126,555	390,473	356,336
Other selling, general and administrative expenses	84,567	75,545	238,645	226,368
Operating income	33,044	23,825	67,770	53,033
Nonoperating income, net	380	3,120	2,242	8,941
Income before provision for income taxes	33,424	26,945	70,012	61,974
Provision for income taxes	14,192	10,370	30,913	23,986
Net income	$ 19,232	$ 16,575	$ 39,099	$ 37,988

Basic earnings per share	$ 0.41	$ 0.37	$ 0.78	$ 0.84
Diluted earnings per share	$ 0.40	$ 0.34	$ 0.78	$ 0.79
Basic weighted-average common shares outstanding	47,300	44,801	49,974	45,478
Diluted weighted-average common shares outstanding	47,602	51,202	50,316	51,687

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EGL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)
	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash, cash equivalents, restricted cash and short-term investments	$ 142,857	$ 110,509
Trade accounts receivable, net of allowance	541,242	611,594
Other current assets	68,777	56,034
Total current assets	752,876	778,137
Property and equipment, net	190,317	178,218
Investments in unconsolidated affiliates	553	619
Goodwill, net	110,960	108,470
Other assets, net	37,267	29,419
Total assets	$ 1,091,973	$ 1,094,863
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$ 13,492	$ 19,426
Trade payables and accrued transportation costs	363,230	337,137
Accrued expenses and other liabilities	160,765	134,107
Total current liabilities	537,487	490,670
Long-term debt	19,817	12,752
Other noncurrent liabilities	37,570	38,207
Minority interests	1,419	802
Stockholders’ equity	495,680	552,432
Total liabilities and stockholders’ equity	$ 1,091,973	$ 1,094,863

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)
	Nine Months Ended
	September 30,
	2005	2004
Cash flows from operating activities:
Net income	$ 39,099	$ 37,988
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,860	25,912
Bad debt expense	6,412	4,857
Transfers (to) from restricted cash	5,042	(351)
Other	(403)	(11,548)
Net effect of changes in working capital, net of assets acquired	92,970	(15,204)
Net cash provided by operating activities	169,980	41,654
Cash flows from investing activities:
Capital expenditures	(32,623)	(31,448)
(Purchase) sale of short-term investments	540	(43)
Proceeds from sales of other assets	1,456	873
Acquisitions of businesses, net of cash acquired	-	(16,216)
Earnout payments	(4,186)	(3,291)
Cash received from disposal of affiliates	-	52,123
Collection of notes receivable	1,618	552
Net cash provided by (used in) investing activities	(33,195)	2,550
Cash flows from financing activities:
Issuance (repayment) of debt, net	(4,834)	2,234
Repayment of financed insurance premiums and software, net	(2,251)	(4,666)
Repayment of capital leases	(1,525)	(781)
Repurchases of common stock	(94,293)	(59,079)
Payment of deferred financing fees	(1,055)	(1,067)
Issuance of common stock	535	319
Proceeds from exercise of stock options	6,206	22,932
Cash received from minority interest partners	636	-
Dividends paid to minority interest partners	(82)	(114)
Net cash used in financing activities	(96,663)	(40,222)
Effect of exchange rate changes on cash	(2,163)	(3,203)
Increase in cash and cash equivalents	37,959	779
Cash and cash equivalents, beginning of the period	92,918	94,099
Cash and cash equivalents, end of the period	$ 130,877	$ 94,878

Third quarter 2005 product and geographic data and air freight statistics are available on EGL’s website,
www.eaglegl.com on the Investor Relations page.